GREAT HALL INVESTMENT FUNDS, INC.

                     Post-Effective Amendment No. 13 to the
                      Registration Statement on Form N-1A

                                   EXHIBIT 9.2

                     SHAREHOLDER ACCOUNT SERVICES AGREEMENT
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                     SHAREHOLDER ACCOUNT SERVICES AGREEMENT

      This Agreement is made and entered into as of the 18th day of November, 1998 by and between Great Hall Investment Funds, Inc., a corporation organized and existing under the laws of the State of Minnesota ("Great Hall"), on behalf of each portfolio represented by a series of shares of common stock of Great Hall that adopts this Agreement (the "Funds") (the Funds, together with the date each Fund adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Dain Rauscher Incorporated, a corporation organized and existing under the laws of the State of Minnesota ("DRI"). This Agreement supersedes and takes the place of the Shareholder Account Services Agreement dated as of January 2, 1998 between Great Hall and DRI.

                             W I T N E S S E T H:

      WHEREAS, Great Hall is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, DRI serves as the principal underwriter of each Fund's shares of common stock; and

      WHEREAS, DRI performs various dividend disbursing and shareholder account services (as outlined below) for owners of Fund shares who maintain evidence of their Fund shares with DRI in a master account (a separate master account being maintained for each Fund) in the name of DRI as the record owner of the Fund shares (the "Master Accounts"), each of which is comprised of individual accounts (the "Individual Accounts") that, in turn, are comprised of evidence of shares of the applicable Fund acquired by brokerage customers of DRI (the "Customers"); and

      WHEREAS, in consideration for DRI's agreement to perform the aforementioned services, Great Hall agrees to compensate DRI and to reimburse certain costs and expenses incurred by DRI in connection with the performance of said services pursuant to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, Great Hall and DRI hereby agree as follows:

1.    Scope of Appointment; Services.
      -------------------------------
      (a) Subject to the conditions set forth in this Agreement, DRI hereby undertakes and agrees to perform certain dividend disbursing and shareholder account services as detailed below (collectively, the "Services") with respect to the Customers and the Individual Accounts encompassed within the Master Accounts.

      (b)	The Services shall include, but not be limited to, the following:

            (1) The maintenance of separate records for each Customer and Individual Account, which records shall reflect shares purchased and redeemed and share balances.

            (2) The disbursement or crediting to Individual Accounts of Customers of all proceeds of redemptions of Fund shares and all dividends and other distributions not reinvested in Fund shares.
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            (3)   The preparation and transmittal to Customers of periodic
      account statements showing the total number of shares owned by each Customer as of the statement closing date, purchases and redemptions of Fund shares by the Customer during the period covered by the statement, and the dividends and other distributions paid to the Customer during the statement period (whether paid in cash or reinvested in Fund shares).

           (4) The preparation and proper transmittal of all required tax reporting to the Internal Revenue Service, state taxing authorities and the Customers and the accounting for, reporting and submitting of withholding taxes, as required by applicable law, on all Individual Accounts.

           (5) The transmittal to Customers of proxy materials, reports, and other information required to be sent to shareholders under applicable federal and state securities and other laws, and, upon request of Great Hall, the transmittal to Customers of material communications necessary and proper for receipt by all beneficial shareholders of the Funds.

           (6) The transmittal to Great Hall and its transfer agent each business day of the net purchase and redemption orders by and on behalf of the Customers during such day.

           (7) The transmittal to Great Hall or its designee of such periodic reports or information as is necessary to enable Great Hall to comply with state Blue Sky requirements.

           (8) The performance of such additional dividend disbursing and shareholder account services with respect to the Master Accounts, the Individual Accounts and the Customers as Great Hall shall reasonably request from time to time; provided, however, that this Agreement does not and shall not contemplate the provision of any services by the DRI:
      (A) that would necessitate that DRI be registered as a transfer agent pursuant to the federal securities laws; or (B) the payment for which would be required to be made under a plan of distribution adopted by Great Hall in accordance with Rule 12b-1 under the 1940 Act.

      (c) DRI agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

      (d) Pending the effectiveness of the proposed merger of DRI and Interra Clearing Services Inc. ("Clearing"), an affiliate of DRI, Great Hall authorizes the delegation by DRI of responsibility for performing one or more of the Services to Clearing. Notwithstanding any provision to the contrary herein, this Agreement shall survive said merger, and the surviving entity of said merger (to be named Dain Rauscher Incorporated) shall, immediately upon the completion and effectiveness of said merger, succeed to all of the rights and obligations of DRI hereunder.

2.    Records; Miscellaneous Covenants.
      ----------------------------------
      (a) DRI represents and covenants that (1) during the term of this Agreement, DRI will comply with all laws, rules and regulations applicable to its provision of the Services hereunder and (2) DRI has, and during the term of this Agreement will continue to have, full corporate power and authority necessary to enter into and to perform the terms of this Agreement.

      (b) DRI will maintain customary records in connection with the provision of Services hereunder. Upon the request of Great Hall, DRI will provide to Great Hall or its agents or representatives copies of such records as may be necessary to enable Great Hall or its agents or representatives to monitor and review the Services, or to comply with any request of a governmental
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body or self-regulatory organization or a Fund shareholder.  DRI agrees that it will permit Great Hall or its representatives to have reasonable access to their personnel and records in order to facilitate the monitoring of the performance and quality of the Services.

3.    Notice of Non-Performance.
      --------------------------
      DRI hereby agrees to promptly notify Great Hall if for any reason DRI is unable to perform fully and promptly any of its obligations under this Agreement.

4.    No Limit on Other Actions by Great Hall.
      ----------------------------------------
      In no way shall the provisions of the Agreement limit the authority of Great Hall to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of Great Hall and the sale of Fund shares.

5.    Compensation.
      -------------
      In consideration of the performance of the Services by DRI hereunder, Great Hall agrees to cause each Fund to pay DRI a fee (and to reimburse DRI for certain out-of-pocket expenses) in such amount, at such time and in such manner as is set forth with respect to each Fund in Exhibit A hereto.

6.    Indemnification.
      ----------------
      (a) Great Hall agrees to indemnify DRI and to hold DRI harmless from and against any loss by or liability to any Fund or a third party (including reasonable legal fees and other reasonable out-of-pocket costs of defending against any related claim or suit), in connection with any claim or suit assessing any such liability arising out of or attributable to actions taken by DRI pursuant to this Agreement, unless DRI acted negligently or in bad faith.

      (b) DRI will hold harmless and indemnify Great Hall and each Fund from and against any loss or suit (including reasonable legal fees and other reasonable out-of-pocket costs of defending any related claim or suit) arising out of DRI's negligent or bad faith failure to comply with the terms of this Agreement or breach of any representation, warranty or covenant contained herein.

7.    Effective Date; Termination.
      ----------------------------
      This Agreement shall be effective with respect to each Fund as of the date set forth opposite such Fund's name on Exhibit A hereto. This Agreement may be terminated without penalty at any time by either party upon 30 days' written notice to the other party.

8.    Interpretation; Governing Law.
      ------------------------------
      This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law, including, without limitation, the 1940 Act and the rules and regulations promulgated thereunder. To the extent that the provision herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.
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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

GREAT HALL
  INVESTMENT FUNDS, INC.             DAIN RAUSCHER INCORPORATED

By /s/ Julie K. Getchell             By /s/ J. Scott Spiker
   -------------------------------      ------------------------------------
   Name:  Julie K. Getchell             Name:  J. Scott Spiker
   Title: Chief Financial Officer       Title: Senior Executive Vice President
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                                   EXHIBIT A
                                      to
                     SHAREHOLDER ACCOUNT SERVICES AGREEMENT

FUND                   EFFECTIVE DATE      MONTHLY FEE
----                   --------------      -----------
Great Hall
   Prime               November 18, 1998   1/12 of $18.00 per year per customer
   Money Market Fund                       account with a balance of $25.00 or
   (Series A)                              more

Great Hall
   U.S. Government     November 18, 1998   1/12 of $18.00 per year per customer
   Money Market Fund                       account with a balance of $25.00 or
   (Series B)                              more

Great Hall
   Tax-Free            November 18, 1998   1/12 of $18.00 per year per customer
   Money Market Fund                       account with a balance of $25.00 or
   (Series C)                              more

Great Hall
   Inst'l Prime        November 18, 1998   1/12 of $18.00 per year per customer
   Money Market Fund                       account with a balance of $25.00 or
   (Series F)                              more

Great Hall
   Inst'l Tax-Free     November 18, 1998   1/12 of $18.00 per year per customer
   Money Market Fund                       account with a balance of $25.00 or
   (Series G)                              more

      The monthly fee shall be paid within ten business days following the end of the month covered by such payment. The Funds shall also reimburse DRI for reasonable postage and statement printing expenses incurred by DRI in connection with its provision of the Services.